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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement on Form S-1 of The Goldman Sachs Group, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, which incorporates by reference the Registration Statement (Registration No. 333-75213) filed by The Goldman Sachs Group, Inc. with the Securities and Exchange Commission, of our reports dated January 22, 1999, on our audits of the consolidated financial statements, selected historical consolidated income statement and balance sheet data and the financial statement schedule of The Goldman Sachs Group, L.P. and Subsidiaries. We also consent to the references to our firm under the captions "Experts", "Summary Consolidated Financial Data", and "Selected Consolidated Financial Data".





/s/ PricewaterhouseCoopers LLP
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New York, New York
May 12, 1999